Exhibit 10.13

PART-TIME EMPLOYMENT AGREEMENT

This Part-Time Employment Agreement is entered into as of the first (1st) day of October, 2010, and shall remain in effect not later than the thirty-first (31st) day of December, 2011, by and between BrightSource Industries (Israel) Ltd. (the “Company”) and Arnold Goldman, Israeli ID No. 017392184 residing at Rabbenu Politi 8, Jerusalem, Israel, 93390 (the “Employee”). While there is no obligation under this agreement beyond the thirty-first (31st) day of December, 2011 by either party, it may be extended beyond that date by mutual agreement.

WHEREAS: The Company desires to employ the Employee in the position of Chairman Emeritus (the “Position”) as described in the attached Exhibit B, and the Employee desires to enter into such employment, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, the parties agree as follows:

1.	Employment

(a)	The Employee shall be employed by the Company in the position commencing as of 1 October 2010 (the “Commencement Date”) on a part-time basis.

(b)	The Employee shall report to the CEO of BrightSource Energy, Inc. or another individual designated by him (the “Supervisor”). The Employee shall perform the duties, undertake the responsibilities and exercise the authority as determined from time to time by the Supervisor and as customarily performed, undertaken and exercised by persons situated in a similar capacity. The Employee’s duties and responsibilities hereunder may also include services performed for the Company’s parent company, BrightSource Energy Inc. (the “Parent”) and its subsidiaries and affiliates.

(c)	During the course of his employment with the Company, the Employee shall honestly, diligently, skillfully and faithfully serve the Company. The Employee undertakes to devote all his efforts within the context of his/her position and the best of his qualifications and skills to promoting the business and affairs of the Company, and further undertakes to loyally and fully comply with the decisions of the Board of Directors of the Parent and the Company. The Employee shall at all times act in a manner suitable of his position and status in the Company.

(d)	The Employee undertakes to promptly notify the Company regarding any matter or subject in respect of which he has a personal interest and/or which might create a conflict of interest with his position in the Company.

(e)	The Employee will be working on the basis of 50% of a full-time position. We anticipate that this role will require a minimum of 1,000 hours per year distributed quarterly at a rate of not less than 250 hours.

(f)	For a full-time position, the Regular Working Hours in each week are five, namely Sunday, Monday, Tuesday, Wednesday and Thursday, with working hours between 8:30AM and 5:35PM (including a 30-minute break each day). The Employee’s duties may require the Employee, when requested, to work during overtime hours, nights, days of rest and holidays, subject to any applicable law.

(g)	The Employee acknowledges that the Employee’s position is one of management and/or special trust that does not enable the Company to supervise the Employee’s hours of work and rest, and accordingly the Employee shall not be entitled to and hereby irrevocably waives any claim for any overtime or other payment under the Law of Work Hours and Rest - 1951, which shall not apply to this Agreement.

In the event that the performance of the Employee’s job responsibilities requires work during hours over and above the Regular Working Hours, and/or on Fridays and/or on a second or third shift, the Employee undertakes to work these hours in accordance with the Company’s demands and requirements, subject to any applicable law.

(h)	The Employee hereby represents and undertakes to the Company all of the following:

(1)	All information supplied on the Employee’s employment application or resume is true and complete.

(2)	There are no other undertakings or agreements preventing the Employee from making the commitments described herein and performing his obligations under this Agreement.

(3)	To the best of the Employee’s knowledge, the Employee is not currently, nor will by entering into this agreement be deemed to be, in breach of any of the Employee’s obligations towards any former employer, including without limitation, any non-competition or confidentiality undertakings.

(4)	In carrying out the Employee’s duties under this agreement, the Employee shall not make any representations or make any commitments on behalf of the Company, except as expressly and in advance authorized so to do.

(5)	The Employee acknowledges and agrees that the Company is entitled to conduct inspections within the Company’s offices, and on the Company’s computers, including without limitation inspections of filing cabinets, work areas, personal and non-personal electronic mail transmissions, voice messages, internet usage and inspections of their content, due to a relevant need of the Company. For the avoidance of any doubt, it is hereby clarified that any such examination’s findings shall be the Company’s sole property. Such inspections shall be authorized by a Company officer. To the extent that any such inspection shall result in findings that are not directly related to the Employee’s duties and responsibilities hereunder, then such findings shall be kept confidential and access will be limited and restricted to individuals with need to know. The Employee acknowledges and agrees that any messages and data sent from, received by, or stored in or upon the Company’s computers and communications systems are the sole property of the Company, regardless of the form and/or content of these messages and data. The Employee should not consider messages and data sent from, received by, or stored in or upon the Company’s computer and communications systems to be private and should not send, receive, or store sensitive personal or private information using these systems. The Employee is deemed to have consented to any reasonable use, transfer and disclosure of all messages and data contained or sent via the Company’s computer and communications systems, including electronic mail.

(6)

The Employee grants consent to the Company, Parent and their affiliates, and their employees, wherever they may be located, to utilize and process the Employee’s personal information, including data collected by the Company for purposes related to the Employee’s employment. This may include transfer of the Employee’s personnel records outside of Israel and further transfers thereafter. All personnel records are considered confidential and access will be limited and restricted to individuals with need to know or process that information for purposes relating to the Employee’s employment only, such as management teams and human resources personnel. The Company may share personnel records as needed solely for such purposes with third parties assisting human resources administration.

2.	Salary

(a)	As of the Commencement Date, the Company agrees to pay or cause to be paid to the Employee during the term of this Agreement a monthly gross base salary of US$20,416.66, which is the equivalent if annualized of US$245,000 per year for working 50% of the Regular Working Hours, (the “Base Salary). This Base Salary will be paid in New Israeli Shekels (ILS), with an initial exchange rate of US$1 to ILS3.8435; therefore, it will be paid at the rate of ILS78,471.46 per month. This salary will be reviewed at least annually and the amount adjusted up or down at the discretion of the company.

(b)

The Salary will be paid no later than the 9th day of each month, one month in arrears, after deduction of any and all taxes and charges applicable to the Employee as may be in effect or which may hereafter be enacted or required by law. The Employee shall notify the Company of any change which may affect the Employee’s tax liability.

3.	Employee Benefits

(a)	The Employee shall be entitled to the following benefits as of the Commencement Date:

(i)	Manager’s Insurance. The Company will pay to Tamura Insurance Agency (1987) Ltd., or any other agent designated by the Company at its discretion, as premium for manager’s insurance for the Employee, an amount equal to 13.33% of each monthly payment of the Salary, 8.33% of which shall be allocated to a fund for severance pay, and 5% shall be allocated to a provident fund or pension plan. In addition, the Company will deduct an amount equal to 5% of the Employee’s Salary, which shall constitute the Employee’s contribution to the manager’s insurance premium for the provident fund or pension plan. The Company will also contribute up to 2.5% of the Salary for disability insurance, provided that such insurance is available for the Employee (or will otherwise disburse such amount to an alternative purpose if requested by the Employee, subject to Company approval and withholding requirements). The parties agree that the managers insurance policy and all amounts accrued therein will be released to the Employee upon termination of the Employee’s employment with the Company for any reason other than termination by the Company with Cause, and will be credited towards the Company’s obligation to pay statutory severance pay (if any).

(ii)

Sick Leave. If the Employee is absent from work because of sickness or injury (not including work injuries), the Employee will submit an appropriate notice in writing and shall be entitled to salary for the days of absence, up to a maximum of one and a half working days per month (based on a full-time position), with a maximum right of accumulation as provided by law. If the Employee is entitled to payment or compensation from another body for days of sickness or injury, for example the National Insurance Institute or other accident insurance, the Employee shall remit to the Company such payment or compensation upon receipt thereof, up to a maximum of the salary received from the Company for such occurrence.

(iii)	Vacation. The Employee shall be entitled to an annual vacation of 20 working days at full pay (based on a full-time position), which shall be increased to 22 days from the fourth year of employment and to 24 days after the seventh year of employment, all as adjusted for the Employee’s part-time position, which accrue in equal monthly portions. A “working day” shall mean Sunday to Thursday inclusive. The dates of vacation will be coordinated between the Employee and the Company. The Company shall be entitled to introduce a uniform annual vacation for all or part of the work-force, in respect to all or part of the vacation allowance, at the Company’s discretion. Subject to the provision of due and reasonable prior notice, the Company may require the Employee to take vacation leave, in accordance with applicable law. All vacation days must be utilized in the employment year in which they accrue. Subject to applicable law, no vacation days can be accrued or carried over to the following year, unless otherwise agreed by the Company and vacation days not used during such time will not continue to accrue or be redeemed by cash payment.

(iv)	Educational Fund (Keren Hishtalmuf). The Company will contribute to a recognized educational fund an amount equal to 7.5% of each monthly payment of the Base Salary and will deduct from each monthly payment and contribute to such education fund an additional amount equal to 2.5% of each such month’s payment, up to the tax exemption ceiling provided by applicable law. The parties agree that the education fund and all amounts accrued therein will be released to the Employee upon termination of the Employee’s employment with the Company for any reason other than termination by the Company with Cause.

(v)	Motor Vehicle. The Company would provide the Employee with a motor vehicle allowance in accordance with Company policy, as established from time to time during the period of his/her employment with the Company, provided that the Company’s monthly costs with respect to the vehicle allowance excluding fuel cost shall not exceed 1LS3,300 (the “Vehicle Allowance”). We understand from you that you elect to receive the cash allowance in lieu of the car, and will therefore receive the monthly allowance of ILS3,300. In addition, the Company shall bear reasonable fuel cost for the vehicle in accordance with Company policy from time to time. All taxes arising out of the provision of the motor vehicle allowance shall be borne by the Employee, who acknowledges that such taxes will be withheld from his salary as required by law. The Employee shall be responsible for payment of all fines, penalties and tickets relating to the use of any motor vehicle acquired using the allowance.

(vi)	Dmei Havra’a. The Employee shall be entitled to receive Dmei Havra’a as required by law in the amount as shall be prescribed by law. Dmei Havra’a shall be paid by the Company on an annual basis as such time as the Company shall determine.

(vii)	It is agreed and acknowledged by the Employee that any benefit arising to the Employee pursuant to this Section 3 (a) shall in no way be deemed to form part of the Salary and the Employee shall have no claim against the Company for any severance pay or any social or other employment benefits arising from or based upon such benefits.

(b)	During any period of the Employee’s military reserve service, the Company shall pay the Salary and all other social benefits due to the Employee hereunder. National Insurance Institute payments in connection with such military reserve duty shall be retained by the Company.

(c)	Bonuses. The Employee may be eligible to participate in bonus programs, as may be implemented from time to time by the Company at its sole and absolute discretion. Your bonus target will initially be 45% and may change from time to time as business needs demand. To avoid doubt, no disbursements shall be made to Managers Insurance or Education Fund with respect to any bonus payments, and bonus payments shall not be deemed a portion of the Employee’s Salary for any purpose, including without limitation, when calculating the Employee’s entitlement to severance pay or other amounts payable upon termination of the Employee’s employment.

4.	Expenses

The Employee shall be entitled to receive prompt reimbursement of all direct expenses reasonably incurred by the Employee in connection with the performance of his duties hereunder provided that such expenses are in accordance with Company policy or approved by the Company, and against presentation of receipts.

5.	Term and Termination; Severance Benefits

(a)	The term of employment under this Agreement shall begin as of the Commencement Date and continue until terminated in accordance with the provisions of this Agreement. Each of the Company and the Employee shall have the right to terminate the Employee’s employment with the Company at any time with 30 days prior notice as required by law.

(b)

In addition, the Company shall be entitled to terminate the Employee’s employment with the Company for Cause with immediate effect, by written notice to the Employee. The term “Cause” shall mean a determination by the Company that the Employee’s employment be terminated for any of the following reasons: (1) willful misconduct which in the good faith determination of the Company has caused or will cause material harm to the Company or the Parent, after the Employee has received written notice of such misconduct and has had at least thirty (30) days to cure such misconduct; (2) a violation of an Israeli or U.S. federal, state or other law applicable to the business of the Company or the Parent that has caused or will cause material harm to the Company or the Parent, unless such violation arose from a matter that was reviewed by counsel to the Company or the Parent and no potential violation of law was communicated to the Employee; (3) conviction or plea of no contest to a felony under the laws of Israel, the United States, or any state or country (other than traffic-related offenses not involving personal injury to any person); (4) fraud or misappropriation of property belonging to the Company or the Parent intended to result in the substantial enrichment of the Employee or an immediate family member of the Employee; (5) a breach in any material respect of the terms of any confidentiality, invention assignment or proprietary information agreement with the Company or the Parent, or (6) the Employee’s failure to satisfactorily perform the Employee’s duties after having received written notice of such failure specifically identifying the manner in which the Company believes the Employee has not substantially complied with such duties and after at least thirty (30) days to within which to cure such failure.

(c)	Upon termination of employment, the Employee shall deliver to the Company (and not keep in his/her possession, recreate or deliver to anyone else), any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed or received by the Employee, or otherwise belonging to the Company, or any of its affiliates.

(d)	The parties further agree that in the event of the death of the Employee during the term of this Agreement, the severance payments described in this Section 5 will be payable to the Employee’s legal heirs, notwithstanding anything to the contrary in the Severance Pay Law.

6.	Non-Solicitation; Non-Competition

(a)	Non-Solicitation. While employed by the Company and for a period of one year following the termination of the Employee’s relationship with the Company and/or the Parent for any reason, whether with or without Cause, the Employee shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away the employees or consultants of the Company, either for the Employee or for any other person or entity. Further, during the Employee’s relationship with the Company and at any time following termination of such relationship with the Company for any reason, with or without Cause, the Employee shall not use any confidential information of the Company to attempt to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his/her or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

(b)	Non-Competition. For a period of one year following the termination of the Employee’s relationship with the Company and/or the Parent for any reason, in consideration for compensation paid to the Employee by the Company and the Parent as part of the Employee’s salary, the Employee will not directly or indirectly:

(i)	carry on or hold an interest in any company, venture, entity or other business (other than a minority interest in a publicly traded company, not to exceed 5%) which competes with the business, products or services of the Company and/or the Parent (or any of its or the Company’s subsidiaries) (“a Competing Business”); or

(ii)	manage, operate, join, control, or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any person or organization that, at such time, is a Competing Business.

The Employee recognizes and acknowledges that a breach of this Section 6 would cause substantial irreversible damage to the Company and the Parent.

7.	Confidentiality; Proprietary Rights

The Employee agrees to be bound by the provisions of the Confidential Information and Invention Assignment appearing as Exhibit A to this Agreement, which provisions will survive termination of this Agreement for any reason.

8.	Successors and Assigns

(a)	This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns.

(b)	Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Employee, his beneficiaries or legal representatives.

9.	Prevention of Sexual Harassment

(a)	The Employee acknowledges that the Company is committed to the restrictions as mentioned in the Prevention of Sexual Harassment Law, 5758-1998, (the “Protection of Sexual Harassment Law”) and that sexual harassment is a severe disciplinary offence.

(b)	The Employee acknowledges that the Company has brought to his/her attention all the relevant procedures and set of rules regarding prevention of sexual harassment in the Company. A copy of the relevant set of rules is to be found in the office of the supervisor nominated according to the Prevention of Sexual Harassment Law.

10.	Notice

For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered mail, postage prepaid, addressed to the respective addresses set forth below or last given by each party to the other. All notices and communications shall be deemed to have been received on the date of delivery thereof, except that notice of change of address shall be effective only upon receipt.

The initial addresses of the parties for purposes of this Agreement shall be as follows:

The Company:	BrightSource Industries (Israel) Ltd. Kiryat Mada 11, Amot Bldg. #6 P.O. Box 45220, Har Hotzvim Jerusalem 91450 Israel Ph: +972 2 571-1313 Fx: +972 2 571-1059

The Employee:	As listed above

11.	Miscellaneous

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made either party which are not expressly set forth in this Agreement.

12.	Governing Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel.

13.	Severability

In the event that any provision of this Agreement is held invalid or unenforceable in any circumstances by a court of competent jurisdiction, the remainder of this Agreement, and the application of such provision in any other circumstances, shall not be affected thereby, and the unenforceable provision enforced to the maximum extent permissible under law, or otherwise shall he replaced by an enforceable provision that most nearly approximates the intent of the unenforceable provision.

14.	Remedies

The Employee acknowledges and agrees that violation of this Agreement by the Employee may cause the Company irreparable harm, and therefore agrees that the Company will be entitled to seek extraordinary relief in court, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and in addition to and without prejudice to any other rights or remedies that the Company may have for a breach of this Agreement.

15.	Entire Agreement

This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth above:

/s/ Israel Kroizer	/s/ Arnold Goldman
BrightSource Industries (Israel) Ltd.	Arnold Goldman
By: Israel Kroizer, President

EXHIBIT A

CONFIDENTIAL INFORMATION AND

INVENTION ASSIGNMENT

As a condition of my becoming employed (or my employment being continued) by the Company or any of its current or future parent companies, subsidiaries, affiliates, successors or assigns, including specifically BrightSource Energy Inc. (collectively, the “Companies”), and in consideration of my employment or consulting relationship with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I (the “Employee”) agree to the following:

1. Employment Relationship. I understand and acknowledge that this Exhibit does not alter, amend or expand upon any rights I may have to continue in the employment of, or the duration of my employment with, the Company under any existing agreements between the Company and me or under applicable law. Any employment relationship between the Company and me, whether commenced prior to or upon the date of this Agreement, shall be referred to herein as the “Relationship.”

2. Confidential Information.

(a) Company Information. I agree at all times during the term of my Relationship with the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Companies to the extent necessary to perform my obligations to the Company under the Relationship, or to disclose to any person, firm, corporation or other entity without written authorization of the Companies, any Confidential Information of the Companies which I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company. I understand that “Confidential Information” means any Companies’ proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers of the Companies to whom I called or with whom I became acquainted during the Relationship), prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to me by the Companies either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by me during the period of the Relationship, whether or not during working hours. I understand that Confidential Information includes, but is not limited to, information pertaining to any aspect of the Companies’ business which is either information not known by actual or potential competitors of the Companies’ or other third parties not under confidentiality obligations to the Companies’, or is otherwise proprietary information of the Companies’ or its customers or suppliers, whether of a technical nature or otherwise. I further understand that Confidential Information does not include any of the foregoing items which has become publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

(b) Prior Obligations. I represent that my performance of all terms of this Agreement as an employee of the Company has not breached and will not breach any agreement I have entered into, or will enter into with any third party, including without limitation any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior or subsequent to the commencement of my Relationship with the Company, and I will not disclose to the Company or use any inventions, confidential or non-public proprietary information or material belonging to any current or former client or employer or any other party. I will not induce the Company to use any inventions, confidential or non-public proprietary information, or material belonging to any current or former client or employer or any other party. I agree not to enter into any written or oral agreement that conflicts with the provisions of this Agreement.

(c) Third Party Information. I recognize that the Companies’ have received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Companies’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Companies’ agreement with such third party.

3. Inventions.

(a) Inventions Retained and Licensed. In the event that there are any inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to the commencement of the Relationship (collectively referred to as “Prior Inventions”), which belong solely to me or belong to me jointly with another, which relate in any way to any of the Companies’ proposed businesses, products or research and development, and which are not assigned to the Company hereunder, then I have attached hereto a signed list describing such Prior Inventions. If no such list is attached, I represent that there are no such Prior Inventions. If, in the course of my Relationship with the Company, I incorporate into a Company product, process or machine, a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

(b) Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, related directly or indirectly to my Relationship with the Company (collectively referred to as “Inventions”). I further acknowledge that all Inventions which are made by me (solely or jointly with others) within the scope of and during the period of my Relationship with the Company are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by my salary.

(c) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my Relationship with the Company. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business. I agree to return all such records (including any copies thereof) to the Company at the time of termination of my Relationship with the Company.

(d) Patent and Copyright Rights. I agree to assist the Company, or its designee, at its expense, in every proper way to secure the Company’s, or its designee’s, rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive such rights, and in order to assign and convey to the Company or its designee, and any successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. If the Company or its designee is unable because of my mental or physical incapacity or unavailability or for any other reason to secure my signature to apply for or to pursue any application for any patents, copyright, mask works or other registrations covering Inventions or original works of authorship assigned to the Company or its designee as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright or other registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Company or its designee any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all proprietary rights assigned to the Company or such designee.

Attachment 1

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

     No inventions or improvements

         Additional Sheets Attached

Signature of Employee/Consultant:

Print Name of Employee/Consultant:

DATE: